Exhibit 10.1

SECURED PROMISSORY NOTE

$1,000,000	May 1, 2023

THIS SECURED PROMISSORY NOTE IS SUBJECT TO A RIGHT OF OFFSET DESCRIBED WITHIN THAT CERTAIN ASSET PURCHASE AGREEMENT OF EVEN DATE HEREWITH BETWEEN MAKER AND HOLDER AND THE AMOUNT(S) PAYABLE HEREUNDER IS SUBJECT TO SUCH OFFSET RIGHT.

FOR VALUE RECEIVED, U Swirl, LLC, a Delaware limited liability company (“Maker”) promises to pay to the order of U-Swirl International, Inc., a Nevada corporation (“Holder”), at such place as Holder may from time to time designate to Maker in writing, the principal sum of One Million Dollars ($1,000,000) (the “Loan”), together with interest from the date hereof on the unpaid principal balance of this Secured Promissory Note (this “Note”) from time to time outstanding at the rate equal to five percent (5%) per annum, compounding annually and accruing daily for the first year of the Loan, after which interest shall not accrue unless a Default (as defined below) occurs.

Maker acknowledges that this Note is being delivered to Holder as partial consideration for the sale of all or substantially all of the assets of Holder pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), among Holder and Maker and the other parties thereto. Words capitalized herein but not defined have the same meaning as assigned to them in the Purchase Agreement.

Maker shall repay the principal amount and accrued but unpaid interest on this Note as follows:

(a) For the first twelve calendar months following the execution and delivery of this Note, (i) Maker shall not be required to make any monthly payments of principal or accrued but unpaid interest and (ii) interest shall accrue on the principal amount of this Note outstanding from time to time as stated above.

(b) Beginning on June 1, 2024, (i) Maker shall make (i) twenty-three (23) monthly equal payments and (ii) one last final monthly payment, in each case of the principal amount outstanding of this Note (each such payment, a “Monthly Payment”) and (ii) unless a Default occurs, interest shall no longer accrue on the principal amount of the Note outstanding from time to time. The amount of the first twenty-three (23) Monthly Payments shall be $41,666.67, and the last final Monthly Payment shall be $41,666.59. The first Monthly Payment shall be due and payable on or before June 1, 2024, with each subsequent Monthly Payment to be due and payable on or before the first of every month following such initial Monthly Payment.

(c) The maturity date of this Note (the “Maturity Date”) shall be, and the entire outstanding principal balance of this Note together with all accrued and unpaid interest hereunder shall become immediately due and payable on, the earlier to occur of (i) the date on which Holder declares the unpaid balance of the Note due and payable, or the date on which the unpaid balance of the Note becomes automatically due and payable, in each case, upon Maker’s Default or (ii) May 1, 2026.

Principal or interest under this Note may be prepaid in whole or in part by Maker at any time without premium or penalty and without the prior written consent of Holder.

As collateral security for the full and prompt payment and performance in full of all obligations under this Note (the “Obligations”), (i) Bob Partners X, LLC, a Delaware limited liability company and the sole member of Maker (“Partners”), the individual owners of all of the issued and outstanding equity interests in Partners (“Owners”), and Maker, in its capacity as the sole member of each of U Swirl Gift Card LLC, an Arizona limited liability company (“Gift Card”), and U Swirl Franchising LLC, a Delaware limited liability company (together with Gift Card, the “Subsidiaries”; the Subsidiaries, together with partners and Owners, are referred to herein as the “Guarantors”), have entered into that certain Pledge Agreement, dated as of the date hereof (the “Pledge Agreement”), pledging and, in the case of Partners, Owners and Maker, guaranteeing, all of Partners’, Owners’ and Maker’s respective rights, title and interest in and to all of the equity interests of Partners, Maker and the Subsidiaries, as applicable (collectively, the “Equity Interests”) and (ii) Partners, Maker and the Subsidiaries have entered into that certain Security Agreement, dated as of the date hereof (the “Security Agreement”), granting a first priority lien and security interest in favor of Holder to the Collateral (as defined therein) and, in the case of the Subsidiaries, guaranteeing, Maker’s Obligations hereunder.

Each of the following shall constitute an event of default (a “Default”) by Maker under this Note:

(a) failure to (i) make a timely Monthly Payment and such failure is not cured within ten (10) days after receipt by Maker of written notice of such non-payment, or (ii) pay the outstanding principal balance of this Note, and all accrued interest under this Note, on or prior to the Maturity Date;

(b) any other default by Maker in the due and punctual performance under, or breach of, any term, covenant, representation, warranty or agreement of any obligation of any nature whatsoever of Maker to Holder, whether now existing or hereafter incurred, under or in connection with this Note, the Purchase Agreement, the Pledge Agreement or the Security Agreement where such default is not cured within ten (10) days after receipt of by Maker written notice describing the default;

(c) the creation, incurrence or assumption by Maker of any indebtedness for borrowed money other than the indebtedness issued pursuant to this Note and indebtedness that exists on the Closing Date and that was previously disclosed to Holder;

(d) the creation, incurrence or assumption by Maker or any Guarantor of any pledge, encumbrance, security interest, lien or charge of any kind upon any of the assets of Maker or on the Equity Interests other than those that exist on the Closing Date and that were previously disclosed to Holder;

(e) the bankruptcy or insolvency of Maker or the making by Maker of an assignment for the benefit of creditors or the admission by Maker in writing of its inability to pay its debts generally as they become due, or the taking of action by Maker in furtherance of any such action;

(f) the appointment of a receiver with respect to all or any part of Maker’s property. At the option of Holder exercised by written notice to Maker, all outstanding principal and all accrued and unpaid interest under this Note shall be accelerated and become immediately due and payable from and after the occurrence of a Default during the term of this Note;

(g) any provision of this Note, the Pledge Agreement or the Security Agreement shall for any reason cease to be valid and binding on, or enforceable against, Maker or any Guarantor, as applicable, or Maker or a Guarantor shall so state in writing, or Maker or a Guarantor shall seek to terminate its or their obligations under this Note or under the Pledge Agreement or Security Agreement;

(h) the sale of all or substantially all of the assets of Maker or a Guarantor or of equity representing over fifty percent (50%) of the voting power of Maker or a Guarantor (whether by merger, consolidation, recapitalization, issuance, transfer of equity securities or otherwise, in a single sale or series of related transactions to a common purchaser, or Affiliates of a common purchaser); or

(i) any judgment or order (whether monetary or non-monetary) shall be rendered against any of Maker or Guarantors that could reasonably be expected, either individually or in the aggregate, to have a material adverse effect on Maker, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Upon the occurrence and during the continuation of a Default, (i) the rate of interest accruing from time to time hereunder on the outstanding principal balance hereof shall automatically increase to a rate per annum equal to ten percent (10.0%) (such rate, the “Default Rate”), and (ii) if such Default occurred because of a missed Monthly Payment, interest shall accrue at the Default Rate on the then-outstanding principal balance of the Note together with all accrued and unpaid interest.

The remedies of Holder under or by virtue of this Note, the Pledge Agreement or the Security Agreement shall be cumulative and non-exclusive, and may be exercised concurrently or consecutively at the option of Holder. No single or partial exercise of any power granted to Holder under this Note, the Pledge Agreement or the Security Agreement shall preclude any other or further exercise thereof or the exercise of any other power. Any delay or failure by Holder to exercise any right hereunder or the Pledge Agreement or Security Agreement shall not be construed as a waiver of the right to exercise the same or any other right at any time. No amendment to or modification of this Note shall be binding upon Maker or Holder unless in writing and signed by both Maker and Holder. Any provision of this Note found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof. All payments made by Maker under this Note shall be made without set-off, counterclaim or other defense. Time is hereby declared to be of the essence of this Note and every part hereof.

Holder may sell, transfer, pledge, encumber or assign this Note without the consent of Maker. This Note shall apply to and bind the successors and assigns of Maker and shall inure to the benefit of Holder, its successors and assigns; provided, however, that Maker may not assign or transfer any of its obligations under this Note without the prior written consent of Holder (which consent may be granted or withheld in Holder’s sole and absolute discretion).

If any party hereto brings an action against any other party by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Note, the Pledge Agreement or the Security Agreement, the unsuccessful party shall pay to the prevailing party all reasonable attorneys’ and expert witnesses’ fees and costs incurred by the prevailing party.

All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to the addresses set forth below. All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

Maker:

U Swirl, LLC

Attention: Kishan Patel

14071 Peyton Drive #2697

Chino Hills, CA 91709

With a copy to (which shall not constitute notice):

Lowndes

Attention: Jacqueline Bozzuto

215 N. Eola Drive

Orlando, FL 32801

Holder:

U-Swirl International, Inc.

265 Turner Drive

Durango, Colorado 81303

Attn: Robert Sarlls

With a copy to (which shall not constitute notice):

Venable LLP

750 E. Pratt St., Suite 900

Baltimore, MD 21202

Attention: W. Bryan Rakes

No provision of this Note shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law. If the rate of interest required to be paid under this Note exceeds the maximum rate permitted by applicable law, any amounts paid in excess of such maximum shall be applied to reduce the unpaid principal balance hereunder and the rate of interest required hereunder shall be automatically reduced to the maximum rate permitted by applicable law.

Maker waives all redemption rights of any nature, valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor, and non-payment of the Note, and all other notices or demands in connection with the delivery, acceptance, performance or enforcement of this Note.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regarding to choice of law principles. The state or federal courts located in Wilmington, Delaware shall have exclusive jurisdiction over any and all disputes between any Parties arising out of or relating to this Agreement, the other Transaction Documents and the Sale, and the Parties consent to and agree to submit to the jurisdiction of such courts. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SALE. This Note represents the entire understanding of the parties relative to the subject matters set forth herein. This Note may be executed in multiple counterparts and by facsimile, DocuSign or email; all of which shall be deemed an original and one document.

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IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first written above.

MAKER:

U SWIRL, LLC

By: Bob Partners X, LLC
Its: Sole Member

By:	/s/ Kishan Patel
Name: Kishan Patel
Title: Manager

Agreed and accepted by the Holder
as of the date first written above:

HOLDER:

U-SWIRL INTERNATIONAL, INC.

By:	/s/ Allen Arroyo
Name: Allen Arroyo
Title: Chief Financial Officer and Treasurer

Signature Page to Secured Promissory Note